EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES NET SALES AND
NET INCOME FOR THIRD QUARTER FISCAL YEAR 2008
AND RECORD QUARTERLY CASH DIVIDEND

•	Net sales of $252.6 million, down 2.3% sequentially and up 0.6% over the year ago quarter

•	On a GAAP basis:

•	Record gross margin of 60.6%; operating margin of 31.4%; net income of $80.1 million and 31.7%; EPS of 38 cents per diluted share

•	On a non-GAAP basis:

•	Record gross margin of 61.2%; operating margin of 34.7%; net income of $81.2 million and 32.1%; Record EPS of 39 cents per diluted share

•
Net cash generated of $131 million for the December quarter, excludes dividend, stock buy back, cash received from the sale of Fab 3, and the net proceeds of the Junior Subordinated Convertible Debt Transaction

•	Increased dividend by 3.2% sequentially to a record 32 cents per share; represents an increase of 20.8% from dividend level a year ago

•	Shipped a record 28,722 development systems in the December quarter

CHANDLER, Arizona – January 24, 2008  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended December 31, 2007.  Net sales for the third quarter of fiscal 2008 were $252.6 million, down 2.3% sequentially from net sales of $258.6 million in the immediately preceding quarter, and up 0.6% from net sales of $251.0 million in the prior year’s third quarter.  The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” at the beginning of fiscal year 2007.  As such, the Company has included additional non-GAAP information in its disclosures to assist shareholders with appropriate comparative information.  GAAP net income for the third quarter of fiscal 2008 was $80.1 million, or 38 cents per diluted share, up 32.0% from GAAP net income of $60.7 million, or 27 cents per diluted share, in the immediately preceding quarter, and up 10.0% from GAAP net income of $72.8 million, or 33 cents per diluted share, in the prior year’s third quarter.

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Non-GAAP net income for the third quarter of fiscal 2008 was $81.2 million, down 2.5% from non-GAAP net income of $83.3 million in the immediately preceding quarter, and up 3.1% from non-GAAP net income of $78.7 million in the prior year’s third quarter.  Non-GAAP earnings per share were a record 39 cents per diluted share in the third quarter of fiscal 2008, compared to 38 cents per diluted share in the immediately preceding quarter and 36 cents per diluted share in the prior year’s third quarter.  Non-GAAP results exclude a one-time favorable event related to the resolution of a foreign tax matter and the effect of share-based compensation.  A reconciliation of non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 32 cents per share.  The quarterly dividend is payable on February 21, 2008 to stockholders of record on February 7, 2008.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“In difficult business conditions, we achieved net sales of $252.6 million, down 2.3% sequentially, and slightly better than the mid-point of our guidance,” said Steve Sanghi, Microchip’s President and CEO.  “Despite the industry conditions, we achieved record gross margins of 61.2% on a non-GAAP basis and 60.6% on a GAAP basis.  We also met the high end of our EPS guidance for GAAP and non-GAAP results of 38 and 39 cents, respectively.”

“As expected, Asia was the only geography to grow sequentially in the December quarter.  Both the Americas and Europe were more significantly impacted by seasonal factors in the quarter as well as economic factors,” continued Mr. Sanghi.

Mr. Sanghi stated, “Shipments of development tools continued at very strong levels in the December quarter, achieving record levels of shipments of 28,722 in the quarter, with worldwide cumulative shipments of over 599,000.”

“While overall revenues for microcontrollers were down approximately 1% sequentially, revenues were up approximately 1.5% from the year ago quarter,” said Ganesh Moorthy, Executive Vice President.  “Sixteen-bit microcontrollers had another strong quarter with revenues up 28% sequentially and up 138% from the year ago quarter.”

Mr. Moorthy added, “Flash microcontroller revenues achieved a new record, and were also up 10% over the year ago quarter.  These results culminated in the shipment of our 6 billionth microcontroller in late December.”

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Mr. Gordon Parnell, Microchip’s Chief Financial Officer, said, “Inventory on our balance sheet was essentially unchanged at the end of December in dollar terms, representing approximately 114 days of inventory.  Inventory in the distribution channel was approximately 1.9 months of inventory.  Overall, we remain comfortable with the levels of inventory supporting our business.”

Mr. Parnell continued, “Cash generation from operations of $131 million in the December quarter reflects the strong gross and operating margins of the business, as well as excellent working capital management.  Cash generation from operations excludes the dividend payment to investors of $66.4 million, $814.6 million which was used to buy back stock, and the proceeds of our junior subordinated convertible debt transaction of $1,127 million.  Cash generation for all of fiscal 2008 will be approximately $480 million.  The cornerstone of our commitment to return value to shareholders through increasing dividends was again reflected in the dividend increase to 32 cents announced today.  The strength of our business model is also demonstrated by the fact that we are at record gross margin and earnings levels while at a low point in revenues for this business cycle.”

Mr. Sanghi concluded, “Market conditions for the March quarter include consideration of the seasonal effects of the Lunar New Year holidays in Asia.  Our book-to-bill for the December quarter was 1.02, and the overall opening backlog position for the March quarter was significantly higher than at the beginning of the December quarter.  We expect sales to be down 2% to up 4% in the March quarter, based on current information.  EPS on a GAAP basis is expected to be 35 to 38 cents, and non-GAAP EPS is expected to be approximately 39 to 42 cents.”

Microchip’s Recent Highlights:

•
Microchip entered the $4 billion 32-bit microcontroller market with the PIC32 Family. By seamlessly integrating the new 32-bit family with its existing microcontroller portfolio, Microchip has become the only company to offer its customers support for a complete 8-, 16- and 32-bit microcontroller line under a single development environment.

•
The Company was recently recognized by three national business and electronics publications for product and organizational leadership, including being named to Forbes Magazine’s 10th annual list of the 400 Best Big Companies in America; inclusion of the 32-bit PIC32 Family on EDN Magazine’s prestigious “Hot 100 Products of 2007” list; and the PIC24FJ64GA004 16-bit microcontroller family being chosen by the readers of  ECN Magazine as the best product in the “Embedded Systems” category of the “ECN 2007 Readers Choice Tech Awards.”

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•
Microchip’s QVGA Graphics Solution was introduced to meet the large demand for implementing graphics display and control in cost-sensitive graphical user interface applications.  This easy-to-use offering comprises a free graphics library; third-party library support; the new Graphics PICtail™ Plus daughter board; and PIC24F 16-bit microcontrollers.

•
Demonstrating Microchip’s ongoing commitment to provide outstanding technical support, the Company garnered record attendance at the recently concluded “Microchip’s Annual Strategic Technical Exchange Review” (MASTERs) conference series, now in its 11th year, with nearly 3,000 embedded designers attending 13 separate conferences that were held in four different languages across seven countries.

•
During the quarter, Microchip shipped 28,722 new development systems—setting another Company record and demonstrating the continued strong acceptance of Microchip’s products.  The total cumulative number of development systems shipped now stands at 599,313.

•
Expansion continued on the 8-bit PIC® microcontroller front, with 12 new high-performance USB, LCD and general-purpose devices that add an on-chip 12-bit Analog-to-Digital Conversion (ADC) peripheral to remove the cost and complexity of external ADCs in advanced sensor designs.  Additionally, Microchip introduced its first Baseline PIC microcontrollers with non-volatile Flash data memory, providing engineers with a diverse feature set to select from when integrating digital intelligence in low-cost applications.

•
Microchip introduced a large number of analog products during the quarter, including the expansion of its low dropout regulator (LDO) family; the MCP1631 2.0 MHz, high-speed Pulse Width Modulator (PWM); non-volatile and volatile digital potentiometers with an SPI interface; the MCP1602 2.0 MHz, 500 mA switching regulator; the industry’s first Digital-to-Analog Converter (DAC) to combine integrated EEPROM memory and 12-bit resolution in a miniature, 6-pin SOT-23 package; and dual-input, high-current Li-Ion/Polymer charge-management controllers with automatic USB or AC adapter power-source selection.

•
Evidencing Microchip’s guiding value that “employees are our greatest strength”, the Company recently made Training Magazine’s coveted Top 125 list—the most elite ranking among Fortune 500 companies for employee training and learning development.  Microchip was also selected by the Phoenix Business Journal as one of the “Best Places to Work in the Valley,” placing it among the top-30 large (250+ employees) Arizona companies for which to work.

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Fourth Quarter Fiscal 2008 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending March 31, 2008 are currently anticipated to be down 2% to up 4% compared to the December 2007 quarter.

•
Gross margin for the quarter ending March 31, 2008 is anticipated to be approximately 60.8% to 60.9% on a GAAP basis, and approximately 61.3% to 61.5% on a non-GAAP basis, prior to the effect of share-based compensation. Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Operating expenses for the quarter ending March 31, 2008 are expected to be approximately 28.7% to 30.0% on a GAAP basis, and approximately 26.0% to 27.0% on a non-GAAP basis, prior to the effect of share-based compensation expense. Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•	The tax rate on a GAAP and non-GAAP basis for the quarter ending March 31, 2008 is anticipated to be approximately 18.4% to 18.6%.

•
Earnings per diluted share for the quarter ending March 31, 2008 are anticipated to be approximately 35 to 38 cents on a GAAP basis, and approximately 39 to 42 cents on a non-GAAP basis, excluding the effect of share-based compensation expense.

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization. Based on our sales guidance, on both a GAAP and non-GAAP basis, inventories at March 31, 2008 are anticipated to be 110 to 120 days.

•
Capital expenditures for the quarter ending March 31, 2008 are expected to be approximately $15 million, and capital expenditures for fiscal year 2008 are expected to total approximately $65 million. The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

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•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the March quarter of approximately $105 million before the dividend payment of approximately $60.6 million announced today. The amount of expected cash generation is before the effect of any stock buy-back activity.

•
Microchip announced on October 25, 2006 that its Board of Directors had authorized a stock buy-back of up to 10.0 million shares and December 11, 2007 that its Board of Directors had authorized a stock buy-back of up to an additional 10.0 million shares. At December 31, 2007, approximately 12.0 million shares remained available for purchase under these programs.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in our income statement.  Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.  Our sale of Fab 3 in Puyallup, Washington and the tax benefit related to the resolution of a foreign tax matter are non-recurring events in our business.  Accordingly, management excludes these items from its internal operating forecasts and models.

We are using non-GAAP profit, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share, which excludes share-based compensation expense, the sale of Fab 3 in the second quarter of fiscal 2008, and a tax benefit in the third quarter of fiscal 2008 related to the resolution of a foreign tax matter, to permit additional analysis of our performance.  Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods.  Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other special charges that many investors feel may obscure our true operating costs.  Management uses these non- GAAP measures to manage and assess the profitability of its business.  Specifically, we do not consider share-based

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compensation expense when developing and monitoring budgets and spending.  The economic substance behind our decision to exclude share-based compensation relates to these charges being non-cash in nature.  The exclusion of favorable tax events and our sale of Fab 3 in our non-GAAP disclosures are based on the non-recurring nature of these events.  Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; operating income; net income and diluted earnings per share determined in accordance with GAAP.  There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.  Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2007	2006	2007	2006
Net sales	$252,600	$251,004	$775,319	$781,495
Cost of sales	99,553	101,294	309,015	311,340
Gross margin	153,047	149,710	466,304	470,155

Operating expenses:
Research and development	30,306	28,043	89,358	85,151
Selling, general and administrative	43,501	40,185	130,250	122,482
Special charge – sale of Fab 3	-	-	26,763	-
	73,807	68,228	246,371	207,633

Operating margin	79,240	81,482	219,933	262,522
Other income and expense, net	12,037	14,372	42,231	39,216
Income before income taxes	91,277	95,854	262,164	301,738
Income taxes	11,153	23,005	41,068	72,417

Net income	$80,124	$72,849	$221,096	$229,321

Basic net income per share	$0.39	$0.34	$1.02	$1.07
Diluted net income per share	$0.38	$0.33	$1.00	$1.04

Basic shares used in calculation	207,002	215,710	216,046	214,603
Diluted shares used in calculation	211,337	220,920	221,097	219,837

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	December 31, 2007	March 31, 2007
	(Unaudited)
Cash and short-term investments	$1,438,016	$750,477
Accounts receivable, net	114,396	124,559
Inventories	124,801	121,024
Other current assets	120,009	88,677
Total current assets	1,797,222	1,084,737

Property, plant & equipment, net	524,769	605,722
Long-term investments	215,384	527,910
Other assets	79,373	51,172

Total assets	$2,616,748	$2,269,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$83,455	$164,557
Deferred income on shipments to distributors	93,349	91,363
Total current liabilities	176,804	255,920

Convertible debentures	1,150,103	-
Long-term income tax payable	111,512	-
Deferred tax liability	14,112	8,327
Other long-term liabilities	1,022	926

Stockholders' equity	1,163,195	2,004,368

Total liabilities and stockholders' equity	$2,616,748	$2,269,541

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Gross margin, as reported	$153,047	$149,710	$466,304	$470,155
Share-based compensation expense	1,555	1,595	4,638	1,595
Non-GAAP gross margin	$154,602	$151,305	$470,942	$471,750
Non-GAAP gross margin percentage	61.2%	60.3%	60.7%	60.4%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Research and development expenses, as reported	$30,306	$28,043	$89,358	$85,151
Share-based compensation expense	(2,729)	(2,431)	(7,824)	(7,244)
Non-GAAP research and development expenses	$27,577	$25,612	$81,534	$77,907
Non-GAAP research and development expenses as a percentage of revenue	10.9%	10.2%	10.5%	10.0%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Selling, general and administrative expenses, as reported	$43,501	$40,185	$130,250	$122,482
Share-based compensation expense	(4,073)	(3,714)	(11,699)	(10,874)
Non-GAAP selling, general and administrative expenses	$39,428	$36,471	$118,551	$111,608
Non-GAAP selling, general and administrative expenses as a percentage of revenue	15.6%	14.5%	15.3%	14.3%

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RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Operating income, as reported	$79,240	$81,482	$219,933	$262,522
Adjustments to reconcile operating income to non-GAAP operating income:
Share-based compensation expense	8,357	7,740	24,161	19,713
Special charge – sale of Fab 3	-	-	26,763	-
Non-GAAP operating income	$87,597	$89,222	$270,857	$282,335
Non-GAAP operating income as a percentage of revenue	34.7%	35.5%	34.9%	36.1%

RECONCILIATION OF NET INCOME AND DILUTED NET INCOME PER SHARE TO
NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE
	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Net income, as reported	$80,124	$72,849	$221,096	$229,321
Adjustments to reconcile net income to non-GAAP net income:
Share-based compensation expense, net of tax effect	6,811	5,883	19,398	14,983
Special charge – sale of Fab 3, net of tax effect	-	-	16,459	-
Tax benefit on resolution of foreign tax matter	(5,733)	-	(5,733)	-
Non-GAAP net income	$81,202	$78,732	$251,220	$244,304
Non-GAAP net income as a percentage of revenue	32.1%	31.4%	32.4%	31.3%

Diluted net income per share, as reported	$0.38	$0.33	$1.00	$1.04
Adjustments to reconcile net income to non-GAAP net income:
Share-based compensation expense, net of tax effect	0.03	0.03	0.09	0.07
Special charge – sale of Fab 3, net of tax effect	-	-	0.07	-
Tax benefit on resolution of foreign tax matter	(0.02)	-	(0.02)	-
Non-GAAP diluted net income per share	$0.39	$0.36	$1.14	$1.11

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Conference Call and Updates:

Microchip will host a conference call today January 24, 2008 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until January 31, 2008.

A telephonic replay of the conference call will be available at approximately 7:00 p.m. (Eastern Time) January 24, 2008 and will remain available until 5:00 p.m. (Eastern Time) on January 31, 2008.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 8652924.

Cautionary Statement:

The statements in this release relating to remaining comfortable with the levels of inventory supporting our business, cash generation in fiscal 2008, our commitment to return cash to shareholders through increasing dividends, a low point in revenues for this business cycle, the strength of our business model, the seasonal effects of the Lunar New Year holidays in Asia, sequential revenue to be down 2% to up 4% in the March quarter, GAAP EPS and non-GAAP EPS for the March quarter, continued strong acceptance of our products and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending March 31, 2008 with respect to net sales, gross margin, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending March 31, 2008 and for fiscal 2008, and net cash generation are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters,

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terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 24, 2008 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, and dsPIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.  PICtail is a trademark of
Microchip Technology Inc.  All other trademarks mentioned herein are the property of their respective companies.

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